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                                                                   EXHIBIT 10.17

                                 Loan Agreement
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                                November 13, 1997

                                     Between
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BORROWER                                   BANK

TOREADOR ROYALTY CORPORATION               COMPASS BANK
TOREADOR EXPLORATION & PRODUCTION INC.     8080 N. Central Expressway
530 Preston Commons West                   Dallas, Texas  75206
8117 Preston Road
Dallas, Texas  75225

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         In consideration of the creation of the reducing revolving facility described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrowers agree as follows:

         1.0 CERTAIN DEFINITIONS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

                  "ACCEPTABLE HEDGING AGREEMENTS" means those Hedging Agreements meeting all of the following criteria:

                           (a) the quantity of hydrocarbons owned by Borrowers
                  subject to Hedging Agreements shall not be greater than 75% of the monthly production of the Mortgaged Properties forecast in Bank's most recent engineering evaluation delivered to Borrowers;

                           (b) the "strike prices" under any Hedging Agreements
                  shall not be less than the lowest prices utilized for such production in Bank's most recent base case evaluation of the Mortgaged Properties as reported to Borrowers;

                           (c) Bank must have given its written consent to the
                  counterparties under the Hedging Agreements; and

                           (d) Bank shall have received first and prior
                  perfected security interests pursuant to security agreements in form and substance satisfactory to Bank in and to the right to receive payment under the Hedging Agreements to the extent permitted by applicable law under the Hedging Agreements.

                  "AGREEMENT" means this Loan Agreement and all subsequent modifications and amendments hereto.

                  "CBIR RATE" means, on any day, the prime rate as announced in The Wall Street Journal's "Money Rates" table for such day. If multiple prime rates are quoted in such table, then the highest prime rate quoted therein shall be the CBIR Rate. In the event that a prime rate is not published in The Wall Street Journal's "Money Rates" table, Bank will choose a substitute




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         CBIR Rate, which is based on comparable information, until such time a prime rate is published in The Wall Street Journal's "Money Rates" table.

                  "CONTESTED IN GOOD FAITH" means, as to any payment, tax, assessment, charge, levy, lien, encumbrance or claim, contesting the amount, applicability or validity thereof in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted in a manner satisfactory to Bank, provided (a) a deposit of funds or other security satisfactory to Bank in the full amount of such contested payment, tax, assessment, charge, levy, lien, encumbrance or claim has been provided for in a manner satisfactory to Bank, and (b) the enforcement of the contested payment, tax, assessment, charge, levy, lien, encumbrance or claim is stayed in a manner satisfactory to Bank pending the resolution of such contest.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor. In addition, the terms "Commonly Controlled Entity," "Multiemployer Plan," "PBGC," "Plan," "Prohibited Transaction," and "Reportable Event" have the same means as provided therefor in ERISA.

                  "HEDGING AGREEMENT" means this (a) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction, and (b) any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to hydrocarbons or any option with respect to any such transaction.

                  "LOAN(S)" means collectively any and all loans heretofore or hereafter made by Bank to the Borrowers.

                  "LOAN DOCUMENTS" means this Agreement, the Note, the Oil and Gas Mortgages, the UCC-1 financing statements, the Officer's Certificate, the Section 26.02 Notice, and all other documents, instruments, guarantees, security agreements, deeds of trust, pledge agreements, certificates and agreements executed and/or delivered by Borrowers, any guarantor or third party in connection with any Loan.

                  "MATERIAL OIL AND GAS PROPERTY" means any Mineral Interests of either Borrower in an oil and gas property which compromises at least ten percent (10%) of the present worth future net income at nine percent (9%) of all Mineral Interests in all oil and gas properties of such Borrower.

                  "MATURITY DATE" means October 1, 2000.

                  "MINERAL INTERESTS" means (a) all present and future interests and estates existing under an oil and gas lease including without limitation working interests, royalties, over-riding royalties, production payments and net profits interests, (b) all present and future rights in mineral fee interests and rights therein, including without limitation, any reversionary or carried interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization, and pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of law which now or hereafter include all or any part of the foregoing, and (d) all rights, remedies, powers and privileges with respect to all of the foregoing.



LOAN AGREEMENT - Page 2


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                  "MORTGAGED PROPERTIES" means all present and future Mineral
         Interests of Borrowers in the oil and gas properties in which Borrowers hereafter grant to Bank a mortgage or lien.

                  "NOTE" means that certain promissory note made by Borrowers payable to the order of Bank in the original principal sum of $10,000,000 dated November 13, 1997, and all renewals, extensions, modifications and amendments thereto, and substitutions therefor.

                  "OBLIGATIONS" means the joint and several obligations of
         Borrowers:


                           (a) to pay all indebtedness arising out of this
                  Agreement, any future advances under this Agreement, and all renewals, extensions or amendments of such indebtedness or any part thereof or any such future advances;

                           (b) to pay the principal of and interest on the Note
                  in accordance with the terms thereof, and all renewals, extensions, modifications and amendments of such Note or any part thereof, and any future advances made pursuant thereto;

                           (c) to repay to Bank all amounts advanced by Bank
                  hereunder or under the other Loan Documents on behalf of Borrowers, including, without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the collateral;

                           (d) to pay any and all other indebtedness of
                  Borrowers to Bank of every kind, nature and description, direct or indirect, primary or secondary, secured or unsecured (including overdrafts), joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how it may be evidenced, including without limitation all future advances, whether or not presently contemplated by the parties hereto;

                           (e) to perform fully all of the terms and provisions
                  of each of the instruments constituting the Loan Documents;
                  and

                           (f) to reimburse Bank, on demand, for all of Bank's
                  reasonable expenses and costs, which Borrowers are obligated to pay pursuant to the terms of the Loan Documents.

                  "PLAN" means, at any time, any employee benefit plan which is covered by ERISA and in respect of which Borrowers or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an "employer" as defined in ERISA.

                  "POTENTIAL DEFAULT" means any condition, event or act, which with the giving of notice of the lapse of time, or both, will constitute an Event of Default hereunder.

                  "PRINCIPAL DEBT" means the sum of (a) the aggregate principal balance of all Loans hereunder outstanding at any one time, plus (b) the aggregate undrawn amount of all Letters of Credit plus any and all amounts paid by Bank in connection with drawings under any Letter of Credit for which Bank has not been reimbursed.

                  "RESERVE REPORT" means a report in form and substance satisfactory to Bank prepared by Harlan Consulting or such other independent petroleum consulting firm selected by Borrowers





LOAN AGREEMENT - Page 3

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         and acceptable to Bank evaluating the oil and gas reserves attributable to the Mineral Interests of Borrowers in all of their oil and gas properties as of each December 31 and which shall, among other things,
         (a) identify the wells covered thereby, (b) specify such engineers' opinions with respect to the total volume of reserves (the "available reserves") of hydrocarbons (using the terms or categories "proved developed producing reserves," "proved developed nonproducing reserves" and "proved undeveloped reserves") which Borrowers have advised such engineers that the Borrowers have the right to produce for their own account, (c) set forth such engineers' opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Bank, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers' opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by Bank with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

         2.0 LOAN.

                  2.1 THE LOAN. Bank agrees, subject to the terms and conditions hereof, to lend Borrowers at any time and from time to time on or before the Maturity Date, sums (each year-end called a "Loan" and collectively the "Loans") which may be repaid and reborrowed pursuant to the terms hereof and which shall not exceed at any one time outstanding the lesser of $10,000,000 or the Borrowing Base (defined in Section 3.0 below). Whenever Borrowers desire to borrow hereunder, they shall give Bank written notice specifying (a) the date of the proposed borrowing, (b) the amount to be borrowed, and (c) a description of the purpose for which the proceeds of the Loan will be used. The request shall be made by means of a Borrowing Request in the form of Exhibit A attached hereto with blanks completed in conformity herewith. Notice shall be given by 12 p.m., (Dallas, Texas, time) on the date of the proposed borrowing. The notice may be given by facsimile transmission provided the original manually executed Borrowing Request is promptly delivered to Bank.

                  2.2 USE OF PROCEEDS. The proceeds of Loans may be used solely to support the acquisition and development of oil and gas properties.

                  2.3 PROMISSORY NOTE. The obligation of Borrowers to repay the aggregate principal balance of all Loans hereunder outstanding at any one time shall be evidenced by a promissory note (the "Note") which (a) shall be dated November 13, 1997, (b) be payable on or before the Maturity Date for the amount of $10,000,000, or the Principal Debt then outstanding, whichever is less, (c) bear interest from the date thereof until paid in the manner provided in the Note, (d) be entitled to the benefits of this Agreement in the security provided for herein, and (e) be in the form attached hereto as Exhibit C.

                  2.4 INTEREST RATE. During any period that the Principal Debt then outstanding is equal to or less than eighty percent (80%) of the Borrowing Base then in effect, the unpaid principal balance of the Note shall bear interest at a rate per annum equal to the lesser of (a) a fluctuating rate of interest equal to the CBIR Rate (changing as the CBIR Rate changes) less one-half percent (.50%), or (b) the maximum rate permitted by applicable law. During any period that the Principal Debt then outstanding is greater than eighty percent (80%) of the Borrowing Base then in effect, the unpaid principal balance of the Note shall bear interest at a rate per annum equal to the lesser of (a) a fluctuating rate of interest equal to the CBIR Rate (changing as the CBIR Rate changes), or (b) the maximum rate permitted by applicable law.


LOAN AGREEMENT - Page 4

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                  2.5 AMORTIZATION. Interest on the unpaid principal balance of the Note shall be due and payable quarterly as it accrues on the first day of each calendar quarter commencing the first day of January 1998. The Principal Debt then outstanding, plus accrued but unpaid interest then outstanding, plus accrued but unpaid interest to the date of payment, shall be due and payable on the Maturity Date.

                  2.6 COLLATERAL. If at any time the Principal Debt then outstanding equals or exceeds $2,000,000 then, Borrowers will promptly do the following:

                           (a) Grant to Bank to secure the payment and
                  performance of the Obligations a first and superior lien against Borrowers' entire Mineral Interest in those oil and gas properties selected by Bank which in the aggregate comprise at least eighty percent (80%) of the present worth future net income at nine percent (9%) of all oil and gas properties of Borrowers, which determination shall be made by Bank in accordance with then-current practices, customary procedures and standards used by Bank for its petroleum industry customers generally including an analysis of such reserve and production data with respect to each such property as is provided Bank from time to time utilizing pricing parameters of Bank then in effect, all pursuant to the terms of one or more deeds of trust (each "Oil and Gas Mortgage") in the form of Exhibit D attached hereto, with blanks completed in conformity herewith.

                           (b) Provide to Bank with respect to Borrowers'
                  Mineral Interest in each such property mortgaged to Bank, a property certificate in the form of Exhibit E attached hereto, and an affidavit of payment of trade bills in the form of Exhibit F attached hereto, in each instance with blanks completed in conformity herewith and therewith and which are otherwise satisfactory to Bank.

                           (c) Deliver to Bank one or more title opinions
                  reflecting title to Borrowers' Mineral Interest in such property which is acceptable to Bank.

                  2.7 LETTER OF CREDIT SUBFEATURE. As a subfeature under the revolving credit facility created by this Agreement, Bank may from time to time up to and including seven days prior to the Maturity Date, issue Letters of Credit for the account of either Borrower (each a "Letter of Credit" and collectively, the "Letters of Credit"); provided however that (a) the form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion, and (b) the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $500,000. No Letter of Credit shall have an expiration date subsequent to the Maturity Date. The undrawn amount of all Letters of Credit plus any and all amounts paid by Bank in connection with drawings under any Letter of Credit for which Bank has not been reimbursed shall be reserved under the revolving credit facility and shall not be available for Loans thereunder. Each draft paid by Bank under a Letter of Credit shall be deemed a Loan and shall be repaid in accordance with the terms of this Agreement; provided however, that if a Loan is not available for any reason whatsoever at the time any draft is paid by Bank, or, if Loans are not then available in such amount due to any limitation on borrowing set forth in this Agreement, then the full amount of such draft shall immediately be due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrowers, at the rate of interest applicable to Loans under the Note. In such event, Borrowers agree that Bank, at Bank's sole discretion, may debit Borrowers' deposit account with Bank for the amount of such draft. Borrowers shall pay a fee for the issuance of each Letter of Credit in an amount equal to 7/8ths percent (0.875%) per annum of the face amount of such Letter of Credit, with a $350 minimum. This fee shall be payable upon issuance.



LOAN AGREEMENT - Page 5

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                  2.8 UNUSED COMMITMENT FEE. Borrowers agree to pay Bank an
         unused commitment fee for the period commencing with the date of this Agreement to the Maturity Date computed at the rate of 3/8ths of one percent (0.375%) per annum on the average daily unused portion of the commitment. The phrase "unused portion of the commitment" as used in the preceding sentence means the difference between (a) the lesser of $10,000,000 or the Borrowing Base, and (b) the Principal Debt. The commitment fee shall be payable quarterly in arrears beginning January 1, 1998, and at maturity, and shall be due and payable upon receipt of billing from Bank.

         3.0 BORROWING BASE. The term "Borrowing Base" means, as of the date of determination thereof, an amount as determined by Bank in accordance with then-current practices, customary procedures and standards used by Bank for its petroleum industry customers including an analysis of such reserve and production data with respect to the Mineral Interests of Borrowers in all of their oil and gas properties, as is provided to Bank in accordance herewith. The Borrowing Base shall initially be $4,000,000.

                  3.1 PERIODIC DETERMINATIONS OF BORROWING BASE. The Borrowing Base shall be redetermined by Bank as of May 1 and November 1 of each year (each a "Determination Date") until maturity, commencing May 1, 1998. The Borrowing Base, as redetermined, shall remain in effect until the next Determination Date, provided the Borrowing Base may be redetermined between Determination Dates in accordance with Section 3.3 hereof.

                  3.2 ENGINEERING DATA TO BE PROVIDED PRIOR TO SCHEDULED DETERMINATION DATES.

                   (a) On or before April 1 of each year for the Determination Date of May 1, Borrowers shall deliver to Bank a Reserve Report and the other data specified in Section 6.4 hereof. Bank shall then determine the Borrowing Base for the six (6) month period commencing April 1.

                  (b) On or before October 1 of each year for the Determination Date of November 1, Borrowers shall deliver to Bank such information, reports and data pertaining to Borrowers' Mineral Interests in all of their oil and gas properties, as Bank may reasonably request. Such information shall (i) set forth the historical production data of the oil and gas reserves included in such properties, (ii) set forth for each property prices received for production, lease operating expenses, capital expenditures and such other information as Bank may deem necessary or appropriate, (iii) set forth for each property any material changes since the date of most recent Reserve Report, if any, in Borrowers' working interest or net revenue interest therein, and
         (iv) be accompanied by a certification of Borrowers to the effect that no material adverse changes have occurred since the date of the last Reserve Report except those which have previously been disclosed to Bank in writing. Bank shall then determine the Borrowing Base for the next six (6) month period.

                  3.3 SPECIAL DETERMINATIONS OF BORROWING BASE. Special determinations of the Borrowing Base may be requested by Borrowers not more than one (1) time per calendar year or by Bank at any time during the term hereof. If any special determination is requested by Borrowers, it shall be accompanied by engineering data described in
         Section 3.2(b). If any special determination is requested by Bank, Borrowers will provide Bank with the information specified in Section 3.2(b) hereof as soon as is reasonably possible following the request. The determination whether to increase or decrease the Borrowing Base shall then be made by Bank in its sole discretion in accordance with the standards set forth in Section 3.0 hereof. In the event of any special determination of the Borrowing Base pursuant to this Section, Bank in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.




LOAN AGREEMENT - Page 6

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                  3.4 BORROWING BASE DEFICIENCY. If by reason of any adjustment to the Borrowing Base, the Principal Debt then outstanding exceeds the amount of the Borrowing Base, then Bank shall notify Borrowers of the same, and Borrowers shall within thirty (30) days following receipt of such notice elect whether to (i) prepay an amount which will reduce the Principal Debt to the amount of the Borrowing Base (this sum may be paid in one installment or, at Borrowers' option, in three equal consecutive monthly installments), or (ii) execute and deliver to Bank instruments mortgaging such other collateral as is acceptable to Bank, pursuant to security documents acceptable to Bank having present values which, in the opinion of Bank, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Principal Debt then outstanding, or (iii) do any combination of the foregoing as is acceptable to Bank. If Borrowers so elect to mortgage additional oil and gas properties, then clause (ii) above shall be accomplished within forty-five (45) days from Bank's date of notification. If Borrowers fail to make an election among clauses (i) through (iii) above within thirty (30) days from Bank's notification, then Borrowers shall be deemed to have selected the payment option specified in clause (i) thereof.

         4.0 CONDITIONS PRECEDENT TO CLOSING. The obligations of Bank as set forth herein are subject to the satisfaction (in the opinion of Bank), unless waived in writing by Bank, of each of the following conditions:

                  4.1 EFFECTIVENESS OF LOAN DOCUMENTS. Each of the Loan Documents shall be in full force and effect.

                  4.2 CREDIT OPINION. There shall have been delivered a favorable opinion of Borrowers' counsel covering such matters incident to the Loan as Bank may reasonably request.

                  4.3 INSURANCE CERTIFICATE. Bank shall have received evidence that Borrowers have obtained the policies of insurance specified and required by Section 6.7 hereof.

                  4.4 DOCUMENTATION AND PROCEEDINGS. Borrowers shall have delivered resolutions of their boards of directors authorizing their execution, delivery and performance of the Loan Documents.

                  4.5 SECTION 26.02 NOTICE. Borrowers shall have executed a notice in compliance with the provisions of Section 26.02 of the Texas Business and Commerce Code (the "Section 26.02 Notice").

                  4.6 REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of this date.

                  4.7 EXPENSES. Borrowers shall have paid all reasonable expenses of Bank in connection with the preparation of the Loan Documents, including but not limited to, the fees and expenses of counsel for Bank, subject to a cap of $2,000 plus out-of-pocket expenses.

         5.0 CONDITIONS PRECEDENT TO SUBSEQUENT LOANS. The obligation of Bank to make subsequent Loans to Borrowers is subject, at the time of the funding of each such Loan (the "Funding Date"), to the satisfaction (in the opinion of Bank), unless waived in writing by Bank, of each of the following conditions:



LOAN AGREEMENT - Page 7

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                  5.1 BORROWING REQUEST. Borrowers shall have given Bank written notice within the time frame specified in Section 2.1 hereof by means of a Borrowing Request appropriately completed in compliance herewith.

                  5.2 AVAILABILITY OF COMMITMENT. The then Principal Debt plus the amount of the requested Loan shall be equal to or less than the Borrowing Base then in effect.

                  5.3 EXPENSES. Borrowers shall have paid all reasonable expenses of Bank in connection with the making of the Loan.

                  5.4 REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein in the Loan Documents shall be true and correct in all material respects as though such representations and warranties have been made on and as of the Funding Date.

                  5.5 NO DEFAULT. There shall exist no Event of Default or Potential Default hereunder.

                  5.6 CHANGE IN CONDITION. No adverse change in condition (financial or otherwise) of either Borrower or any other event shall have occurred which creates a possibility of materially adversely effecting (a) the condition (financial or otherwise) of such Borrower
         (b) the validity or enforceability of any of the Loan Documents, or (c) the ability of such Borrower to meet and carry out its obligations under the Loan Documents or perform the transactions contemplated hereby or thereby.

         6.0 AFFIRMATIVE COVENANTS. Until full payment and performance of all Obligations, Borrowers will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

                  6.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. Deliver or cause to be delivered to Bank (a) quarterly consolidated financial statements of Toreador Royalty Corporation within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, in each instance to include a balance sheet, an income statement, a cash flow statement and such other financial statements and supporting schedules or documentation required by Bank prepared in accordance with generally accepted accounting principles consistently applied and presented in a format acceptable to Bank, and (b) annual audited consolidated financial statements of Toreador Royalty Corporation by April 15th of each year, to include a balance sheet, an income statement and a cash flow statement prepared in accordance with generally accepted accounting principles consistently applied and presented in a format acceptable to Bank, and (c) such additional information, reports and statements with respect to the business operations and financial condition of Borrowers as Bank may reasonably request from time to time, and (d) within sixty (60) days after the end of each quarter of the first three (3) fiscal quarters and within one hundred twenty (120) days after the end of each fiscal year, a compliance certificate in the form of Exhibit B attached hereto, and
         (e) within fifteen (15) days after the filing thereof, copies of any report, proxy statement, financial statement, or other filing made by either Borrower with the Securities and Exchange Commission, any state securities agency, or any national stock exchange or quotation service, and promptly upon receipt thereof, copies of any notices received from the Securities and Exchange Commission or any state securities agency relating to any order, rule, statute, or other laws or information that could have a material adverse effect upon the financial condition, properties, or operations of either Borrower.



LOAN AGREEMENT - Page 8

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                  6.2 ADVERSE CONDITIONS OR EVENTS. Promptly advise Bank in
         writing of (i) any condition, event or act which comes to the attention of either Borrower that would or might materially adversely affect either Borrower's financial condition or operations, the collateral from time to time securing the Loan, or Bank's rights under the Loan Documents, (ii) any litigation filed by or against either Borrower,
         (iii) any event that has occurred that would constitute an event of default under any Loan Documents, (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $50,000, (v) any actual, proposed or threatened testing or other investigation by any governmental authority or other person or entity concerning the environmental condition of, or relating to, any of the Mortgaged Properties or the release of any hazardous substances by or from, affecting or related to any of the Mortgaged Properties (except such releases as are made in accordance with applicable environmental laws), and (vi) any circumstances that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA, and the receipt of any notice to either Borrower or any Commonly Controlled Entity that the PBGC intends to terminate a Plan, and the receipt of notice concerning the imposition of withdrawal liability in excess of $25,000 with respect to either Borrower or any Commonly Controlled Entity.

                  6.3 QUARTERLY SALES REPORTS. As soon as available and in any event not later than the sixtieth (60th) day following the end of each calendar quarter, internally prepared reports showing for all of their oil and gas properties all production of oil, gas and other hydrocarbons therefrom during the subject quarter, all proceeds received during the subject quarter from the sale of production from such properties, all expenses incurred during the subject quarter attributable to such Properties, a description of all material operations conducted on such Properties since the last quarterly report and such other information as Bank may reasonably request.

                  6.4 RESERVE REPORT. Deliver to Bank on or before April 1 of each year (i) a Reserve Report as of December 31 of the immediately preceding year, and (ii), if Borrowers (or either of them) have executed on Oil and Gas Mortgage,, a schedule comparing the net revenue interests of each well or lease of the Mortgaged Properties as reflected in such Oil and Gas Mortgage after giving effect to all encumbrances listed thereon, to net revenues reflected in the Reserve Report along with an explanation as to any material discrepancies between the two net revenue interest disclosures.

                  6.5 ENGINEERING EXPENSES. Pay all reasonable engineering expenses incurred by Bank after the date hereof in connection with the administration of the credit facility evidenced by this Agreement.

                  6.6 TAXES AND OTHER OBLIGATIONS. Pay all of each Borrower's taxes, assessments and other obligations, including, but not limited to taxes and assessments and lawful claims which, if unpaid, might by law become a lien against the assets of each Borrower, as the same become due and payable, except to the extent the same are being Contested in Good Faith.

                  6.7 INSURANCE. Keep their properties of an insurable nature insured at all times against such risks and to the extent that like properties are customarily insured by other companies engaged in the same or similar businesses similarly situated, maintain insurance of the types and in the coverage amounts and with reasonable deductibles as are usual and customary including the following:



LOAN AGREEMENT - Page 9

                           (a) Employer's liability insurance in the limits of
                  $500,000 per accident covering injury or death to any employee who may be outside the scope of the worker's compensation statute of the state in which the work is performed.

                           (b) Commercial or comprehensive general liability
                  insurance with combined single limits per occurrence (and general aggregate if applicable) of $1,000,000 for bodily injury and property damage, including property damage by blowout and cratering, completed operations and broad form contractual liability as respects any contract in which either Borrower as operator may enter into under the terms of its joint operating agreement.

                           (c) Automobile liability insurance covering owned,
                  non-owned and hired automotive equipment with limits of bodily injury and property damage of $1,000,000.

                  Borrowers shall obtain the agreement of each insurance company that its policy may not be canceled, altered or amended without ten
         (10) days prior written notice to Borrowers and Bank. Borrowers shall promptly give Bank notice of any cancellation, alteration or amendment of an insurance policy received by them from an insurer or from the operator. If requested by Bank, such insurance policies shall (1) provide that Bank shall receive prompt notice of any claims filed thereunder; (2) include a standard mortgagee clause in favor of Bank with loss payable for all claims in excess of $10,000 to Bank; and (3) provide that no adverse alteration or cancellation thereof shall be effective as against Bank until thirty (30) days after written notice of such alteration or cancellation is given to Bank. Borrowers shall deliver to Bank certificates of insurance coverage for each Mortgaged property as and when requested by Bank.

                  6.8 COMPLIANCE WITH LAWS. Comply with all applicable laws (including environmental laws), rules, regulations and orders of any governmental authority.

                  6.9 INSPECTION OF BOOKS AND RECORDS. Allow any representative of Bank to visit and inspect any of its oil and gas properties, to examine its books of record and account and to discuss its affairs, finances and accounts with any of its officers, directors, employees and agents, all at such reasonable times and as often as Bank may request. Bank agrees that it will take all reasonable steps to keep confidential any proprietary information given to it by Borrowers, provided, however, that this restriction shall not apply to information which (i) has at the time in question entered the public domain, (ii) is required to be disclosed by law, (iii) is disclosed to Bank's auditors, attorneys or agents, or (iv) is disclosed in the course of enforcing Bank's rights and remedies during the existence of an Event of Default.

                  6.10 FURTHER ASSURANCES. Take any and all such other action as Bank may from time to time deem necessary or appropriate in connection with this Agreement or any of the other Loan Documents (a) to cure any defects in the creation of the Loan Documents, or (ii) to evidence further or more fully describe the collateral intended as security, or
         (iii) to correct any omissions in the Loan Documents, or (iv) to state more fully the security obligations set forth in this Agreement or in any of the Loan Documents, or (v) to perfect, protect or preserve any liens pursuant to any of the Loan Documents, or (vi) for better assuring and confirming unto Bank all or any part of the security for such obligations.

                  7.0 NEGATIVE COVENANTS. Until full payment and performance of all Obligations, neither Borrower will, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):



LOAN AGREEMENT - Page 10

                  7.1 NEGATIVE PLEDGE. Grant, suffer or permit to exist any contractual or noncontractual lien on or security interest in its assets, except (a) liens in favor of Bank, (b) liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable, (c) liens of mechanics, materialmen, warehousemen, carriers, operators and other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable; and (d) landlord's liens for rentals not yet due and payable.

                  7.2 SALE OF MINERAL INTERESTS. Directly or indirectly sell, lease or otherwise dispose of (by farmout or otherwise) any of its present or future Mineral Interests in any oil and gas property now owned or hereafter acquired other than (a) sales of oil and gas properties in the ordinary course of business, (b) sales of hydrocarbons in the ordinary course of business, (c) any compulsory pooling or unitization ordered by a governmental body with jurisdiction over the Mineral Interests, and (d) sales of oil and gas properties (other than those described in clauses (a), (b) and (c) above) which do not exceed in any twelve month period an aggregate amount of 10% of the collateral value which Bank has assigned to such oil and gas properties, provided that 100% of the net proceeds of sale are paid to Bank for application to the Obligations.

                  7.3 ABANDONMENT, ETC. Permit the surrender, abandonment, release or termination, in whole or in part, of any present or future Mineral Interests in any Material Oil and Gas Property now owned or hereafter acquired by it, unless in the opinion of Bank the same has become unprofitable, or is not producing hydrocarbons in commercially profitable quantities.

                  7.4 MERGER, ETC. Enter into any merger or consolidation, or form or acquire any subsidiary, except (a) the Borrowers may merge into or consolidate with each other, and (b) either Borrower may merge into or consolidate with any of its subsidiaries so long as such Borrower is the survivor.

                  7.5 EXTENSIONS OF CREDIT. Make any loan or advance to any individual, partnership, corporation or other entity, except (a) loans and intercompany adjustments between Borrowers, individually, occurring in the ordinary course of business, and (b) advances made to employees of Borrowers for the payment by them of items for which an expense report or voucher will be filed and which items will constitute ordinary and necessary business expenses of Borrowers, and (c) loans or advances (other than those provided by clauses (a) and (b) above) in an aggregate amount not do exceed $250,000 at any time outstanding.

                  7.6 BORROWINGS. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Bank, except for normal trade debts incurred in the ordinary course of its business, and except for existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

                  7.7 DIVIDENDS AND DISTRIBUTIONS. Make any distribution (other than dividends payable in its capital stock) on any shares of any class of its capital stock or apply any of its property or assets to the purchase, redemption or other retirement of any shares of any class of its capital stock.

                  7.8 HEDGING TRANSACTIONS. Enter into any Hedging Agreement, other than Acceptable Hedging Agreements.




LOAN AGREEMENT - Page 11

                  7.9 CURRENT RATIO. Permit at any fiscal quarter end the ratio of its consolidated current assets to consolidated current liabilities to be less than 1.0 to 1.0. Current maturities of long term debt shall be excluded from the determination of current liabilities.

                  7.10 DEBT SERVICE COVERAGE RATIO. Permit, as of the last day of any fiscal quarter, the Debt Service Coverage Ratio of Toreador Royalty Corporation to be less than 1.50 to 1.0; provided that if at any time this loan is secured by Mortgaged Properties, this ratio shall thereafter be 1.25 to 1.0. "Debt Service Coverage Ratio" means the quotient obtained by dividing Funded Debt Service of Toreador Royalty Corporation for such fiscal quarter into Adjusted Cash Flow of Toreador Royalty Corporation for such fiscal quarter, in each instance determined on a consolidated basis in accordance with generally accepted accounting principles consistent with that applied in the preparation of the financial statements previously furnished to Bank. "Funded Debt Service" means the sum of (a) the aggregate of all scheduled principal payments on debt other than the Note actually paid on account of funded debt during such fiscal quarter, plus (b) all debt service (both principal and interest) actually paid on the Note during such fiscal quarter. "Adjusted Cash Flow" means for the fiscal quarter
         (a) the sum of net earnings after taxes and all non-cash charges (such as deferred taxes, depreciation and amortization of goodwill) which, in determining of the net income of Toreador Royalty Corporation for such fiscal quarter were deducted from its gross income for such fiscal quarter, (b) minus non-cash income of Toreador Royalty Corporation, all as determined on a consolidated basis in accordance with generally accepted accounting principles consistent with that applied in the preparation of the financial statements previously furnished to Bank.

                  7.11 PRINCIPAL DEBT NOT TO EXCEED COMMITMENT. Permit at any time the Principal Debt to exceed the lesser of $10,000,000 or the Borrowing Base then in effect.

                  7.12 INVESTMENTS. Invest in (by capital contribution or otherwise), or acquire or purchase or make any commitment to purchase the obligations or stock of, any entity, except (i) temporary investments in securities of the United States having maturities not in excess of one (1) year, and (ii) demand deposits and certificates of deposit issued by Bank or by a domestic office of any national or state bank which is organized of the laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and (iii) readily marketable commercial paper rated "A-1" by Standard & Poor's Corporation (or similar rating by any similar organization which rates commercial paper), and (iv) such other investments as are approved by Bank in writing from time to time.

                  7.13 CHANGE OF CONTROL OF BORROWER. Permit the change of control of either Borrower. "Change of control" as used in the preceding sentence means (i) the acquisition of more than fifty percent (50%) of the outstanding voting stock of a Borrower by any person or entity or group of persons or entities acting in concert, or (b) the acquisition of more than fifteen percent (15%) of the outstanding voting stock of a Borrower by any person or entity or group of persons or entities acting in concert if at any time following such acquisition of fifteen percent (15%) or more of a Borrower's outstanding voting stock more than fifty percent (50%) of the persons serving on the board of directors of a Borrower are persons proposed directly or indirectly by the persons or entities or group of persons or entities acting in concert who have acquired such fifteen percent (15%) or more of a Borrower's outstanding voting stock.

                  7.14 CHANGE IN MANAGEMENT. Permit Edward C. Marhanka to cease being Vice President of Toreador Royalty Corporation for any reason other than his death or disability.




LOAN AGREEMENT - Page 12

                  7.15 CHANGE IN NATURE OF BUSINESS. Conduct any business other than, or make any material change in the nature of, its business as carried on as of the date hereof.

                  7.16 ARM'S LENGTH TRANSACTIONS. Enter into transaction with any affiliate, except a transaction upon terms that are not less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

         8.0 REPRESENTATIONS AND WARRANTIES. Borrowers hereby jointly and severally represent and warrant to Bank as follows:

                  8.1 NO LIENS. Toreador Exploration & Production Inc. has good and defensible title to all of the its Mineral Interests in and to the oil and gas leases which are described in and covered by the engineering reports previously delivered to and relied upon by Bank in connection with this Agreement, and none of such Mineral Interests are subject to any security interest, mortgage, deed of trust, pledge, lien, title retention document or encumbrance of any character, except for except for (i) the contracts, agreements, burdens, encumbrances and other matters as may be set forth in the description of each of the Mortgaged Properties, (ii) the liens and security interests evidenced by the Oil and Gas Mortgages, (iii) statutory liens for taxes which are not yet delinquent, (iv) liens under operating agreements, pooling orders and unitization agreements, and mechanic's liens with respect to obligations which are not yet due, (v) minor defects and irregularities of title which are not liens and do not materially impair with the value of any Mortgaged Property.

                  8.2 GAS IMBALANCES. There are no material gas imbalances, take or pay or other prepayments with respect to any of the leases described in the Oil and Gas Mortgages for which Borrowers are the operator which would require the delivery of hydrocarbons produced from such leases at some time in the future without then or thereafter receiving full payment therefor.

                  8.3 GOOD STANDING. Toreador Royalty Corporation is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. Toreador Exploration & Production Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Borrower has the power and authority to own its property and to carry on its business in Texas in each other jurisdiction in which the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

                  8.4 AUTHORITY AND COMPLIANCE. Each Borrower has full power and authority to execute, deliver and perform the Loan Documents and to incur and perform the obligations provided for therein. No consent or approval of any public authority or other third party is required as a condition to the validity or performance of any Loan Document. Each Borrower is in compliance with all laws and regulatory requirements to which such Borrower is subject, except where failure so to comply would not have a material adverse effect upon the financial condition, properties or operations of either Borrower.

                  8.5 BINDING AGREEMENT. This Agreement and the other Loan Documents executed by Borrowers constitute valid and legally binding obligations of Borrowers, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws of general application relating to the enforcement of creditors' rights.



LOAN AGREEMENT - Page 13

                  8.6 LITIGATION. There is no proceeding involving an amount in excess of $100,000 involving either Borrower pending or, to the knowledge of Borrowers, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

                  8.7 NO CONFLICTING AGREEMENTS. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of either Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on either Borrower or affecting either Borrower's property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

                  8.8 TAXES. All taxes and assessments due and payable by Borrowers have been paid or are being Contested in Good Faith, and Borrowers have filed all tax returns which Borrowers are required to file.

                  8.9 ERISA. Borrowers are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; and Borrowers and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans.

                  8.10 ACCURACY OF INFORMATION. To the best of each Borrower's knowledge, all factual information furnished by Borrowers to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

                  9.0 DEFAULT. Any of the following shall constitute events of default (each and "Event of Default"):

                  9.1 NONPAYMENT. Borrowers shall default in the due and punctual payment of any principal or interest of the Note or any of the other Obligations when due and payable, whether at maturity or otherwise.

                  9.2 REPRESENTATIONS AND WARRANTIES. Any representation, warranty or statement made by Borrowers herein or otherwise in writing in connection herewith or in connection with any of the other Loan Documents and the agreements referred to herein or therein or in any financial statement, certificate or statement signed by any officer or employee of Borrowers and furnished pursuant to any provision of the Loan Documents shall be breached, or shall be materially false, incorrect or incomplete when made.

                  9.3 CERTAIN AFFIRMATIVE AND NEGATIVE COVENANTS. (i) Either Borrower shall default in the due performance or observance by it of any term, covenant or agreement on its part to be performed or observed pursuant to Section 6.2 or Sections 7.1 through 7.16; or (ii) either Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be observed or performed pursuant to Sections 6.1 or 6.3 through 6.10 hereof, and such failure shall continue unremedied for a period of fifteen (15) days after (a) notice of such



LOAN AGREEMENT - Page 14
         default from Bank; or (b) Bank is notified of such default or should have been so notified pursuant to the provisions of Section 6.2 hereof, whichever is earlier.

                  9.4 OTHER COVENANTS. Either Borrower shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.1, 9.2 and 9.3 hereof) contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after: (a) notice of such default from Bank, or (b) Bank is notified of such default or should have been so notified pursuant to the provisions of Section 6.2 hereof, whichever is earlier.

                  9.5 DEFAULT IN OTHER LOAN DOCUMENTS. Either Borrower shall default in the due performance of or observance by such Borrower of any term, covenant or agreement on such Borrower's part to be performed pursuant to the terms of any of the other Loan Documents and the default shall continue unremedied beyond any grace or cure period therein provided.

                  9.6 DEFAULT IN OTHER DEBT. An event of default shall occur under the provisions of any instrument (other than the Loan Documents) evidencing indebtedness of either Borrower for the payment of borrowed money in excess of $50,000 or of any agreement relating thereto (the effect of which is to permit the holder or holders of such instrument to cause the indebtedness evidenced by such instrument to become due prior to its stated maturity).

                  9.7 VALIDITY OF LOAN DOCUMENTS. Any of the Loan Documents shall cease to be a legal, valid and binding agreement enforceable against any party executing the same in accordance with the respective terms thereof, or shall in any way be terminated, or become or be declared ineffective or inoperative, or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers and privileges intended to be created thereby.

                  9.8 BANKRUPTCY. Either Borrower shall suspend or discontinue its business operations, or shall generally fail to pay its debts as they mature, or shall file a petition commencing a voluntary case concerning such Borrower under any chapter of the United States Bankruptcy Code; or any involuntary case shall be commenced against either Borrower under the United States Bankruptcy Code and such case remains undismissed for a period of forty-five (45) days.

                  9.9 JUDGMENTS AND DECREES. Either Borrower shall suffer a final judgment for the payment of money in excess of $50,000 and not otherwise covered by insurance satisfactory to Bank in its discretion, and such Borrower shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced, or, if commenced, has been effectively stayed. Any order, judgment or decree shall be entered in any proceeding against either Borrower decreeing the dissolution or split up of such Borrower and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

                  9.9 ERISA. Any of the following events shall occur or exist with respect to either Borrower and any Commonly Controlled Entity under ERISA and the regulations promulgated thereunder:

                           (a) any Reportable Event shall occur;

                           (b) complete or partial withdrawal from any
                  Multiemployer Plan shall take place;





LOAN AGREEMENT - Page 15

                           (c) any Prohibited Transaction shall occur;

                           (d) a notice of intent to terminate a Plan shall be
                  filed, or a Plan shall be terminated; or

                           (e) circumstances shall exist which constitute
                  grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings;

         and in each case above, such event or condition, together with all other events or conditions, if any, could subject either Borrower to any tax, penalty or other liability which in the aggregate may exceed $50,000.

         10.0 REMEDIES. Upon the occurrence of an Event of Default described in
Section 9.8 hereof, the entire principal of and accrued interest on the Note shall forthwith be due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrowers. In the event that any other Event of Default occurs and is continuing, Bank may, without demand or notice of its election terminate its obligation to make further Loans hereunder and/or declare the entire unpaid balance of the Note and all other indebtedness of Borrowers to Bank, or any part thereof, immediately due and payable, whereupon the principal of and accrued interest on such Note and other indebtedness shall be forthwith due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrowers. Upon the occurrence and during the continuance of any Event of Default, Bank may (a) exercise any and all rights under or pursuant to any of the Loan Documents, and
(b) exercise any and all rights afforded to Bank by the laws of the State of Texas or any other applicable jurisdiction or in equity or otherwise, as Bank may deem appropriate.

         11.0 NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the addresses set forth on the first page of this Agreement or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made (a) if sent by hand delivery or private carrier, upon delivery; and (b) if sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid.

         12.0 COSTS, EXPENSES, ATTORNEYS' FEES, AND INDEMNITY. Borrowers shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees, incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) any modifications of or consents or waivers under or amendments to or interpretations of or the enforcement of this Agreement, the Note, the other Loan Documents and the agreements described therein, and the collection of the Obligations. Borrowers further agree to indemnify Bank from and hold it harmless against any and all losses, liabilities, claims, damages or expenses which Bank suffers or incurs as a result of its entering into this Agreement, or the consummation of the transactions contemplated by this Agreement and the Loan Documents, or the use or contemplated use of the proceeds of the Loan, including, without limitation, the fees and disbursements of counsel incurred in connection with any litigation, arbitration or other proceeding arising out of or by reason of any of the after said; provided that no Borrower shall be obligated under this Section to indemnify Bank for that portion, if any, of such losses, liabilities, claims, damages or



LOAN AGREEMENT - Page 16
expenses which are caused by Bank's own negligence. Borrowers shall defend any claim for which Bank is entitled to seek indemnity pursuant to the preceding sentence, and Bank shall cooperate with the defense. Bank may have separate counsel, and Borrowers will pay the expenses and reasonable fees of such separate counsel if either counsel for Borrowers or counsel for Bank shall advise Bank that the interests of both Borrowers and Bank with respect to such claim are or with reasonable certainty will become adverse.

         13.0 MISCELLANEOUS. Borrowers and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

         13.1 CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrowers expressly waive any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrowers in any case shall, of itself, entitle Borrowers to any other or future notice or demand in similar or other circumstances.

         13.2 CHOICE OF LAW AND VENUE. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS AND SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS.

         13.3 AMENDMENT. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrowers, their successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrowers' rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrowers of any obligations hereunder. There is no third party beneficiary of this Agreement.

         13.4 DOCUMENTS. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

         13.5 PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

         13.6 SURVIVABILITY. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Obligations are outstanding or the obligation of Bank to make any advances hereunder shall not have expired.

         13.7 JOINT AND SEVERAL LIABILITY. The obligations of Borrowers hereunder and under all of the other Loan Documents are joint and several in all respects.





LOAN AGREEMENT - Page 17

         14.0 AGREEMENT CONTROLLING. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents, the terms and provisions of this Agreement shall control.

         15.0 NOTICE OF FINAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



                                   TOREADOR ROYALTY CORPORATION


                                   By: /S/ EDWARD C. MARHANKA
                                       ------------------------------------
                                       Edward C. Marhanka
                                       Vice President


                                   TOREADOR EXPLORATION &
                                   PRODUCTION INC.


                                   By: /S/ EDWARD C. MARHANKA
                                       ------------------------------------
                                       Edward C. Marhanka
                                       Vice President


                                   COMPASS BANK



                                   By: /S/ TERRY O. McCARTER
                                       ------------------------------------
                                      Terry O. McCarter
                                      Senior Vice President






LOAN AGREEMENT - Page 18

                                LIST OF EXHIBITS

A .......................... Borrowing Request .................Section 2.1

B ........................Compliance Certificate ...............Section 6.1

C .................................Note ........................Section 2.3

D .........................Oil and Gas Mortgage ................Section 2.6(a)

E .........................Property Certificate ................Section 2.6(b)

F ...................Affidavit of Payment of Trade Bills .......Section 2.6(b)

                                    EXHIBIT C

                                 REVOLVING NOTE

$10,000,000                       DALLAS, TEXAS                NOVEMBER 13, 1997


         FOR VALUE RECEIVED, TOREADOR ROYALTY CORPORATION, a Delaware corporation having its principal place of business at 530 Preston Commons West, 8117 Preston Road, Dallas, Texas 75225, and TOREADOR EXPLORATION & PRODUCTION INC., a Texas corporation having its principal place of business at 530 Preston Commons West, 8117 Preston Road, Dallas, Texas 75225, collectively referred to herein as the "Borrowers," promise to pay to the order of COMPASS BANK, a state banking association and referred to herein as the "Lender," the principal sum of Ten Million Dollars ($10,000,000) or, if less, all such sums as may have been advanced and be outstanding hereunder, together with interest on the unpaid principal balance as set forth below. All sums hereunder are payable to the Lender at its principal office in Dallas, Dallas County, Texas.

         1. DEFINITIONS. Unless the context hereof otherwise requires or provides, the terms used herein defined in that certain Loan Agreement among the Borrowers and the Lender of even date herewith, as the same has been or may be amended or supplemented from time to time (the "Agreement") have the same meanings. In addition, "MAXIMUM RATE" means the higher of the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the indicated rate ceiling as defined in Tex.Rev.Civ.Stat.Ann. art. 5069-1D.003, but the Lender reserves the right to implement from time to time any other rate ceiling permitted by such law.

         2. INTEREST RATE.

         (a) The unpaid principal balance from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) shall bear interest as is provided in the Agreement.

         (b) Interest shall be calculated at a daily rate equal to 1/365th (1/366th in leap year) of the rate per annum specified therein, and shall be charged and collected on the actual number of days elapsed. The rate of interest on this Note shall change automatically, without notice to the Borrowers, as of the opening of business on the effective date of each and every change of the CBIR Rate charged by the Lender.

         (c) If at any time the rate of interest which this Note would bear if the rate of interest were determined in accordance with Section 2(a) hereof otherwise would exceed the Maximum Rate, then the rate of interest which this Note bears shall be limited to the Maximum Rate; provided any subsequent reductions in the interest rate determined in accordance with Section 2(a) hereof shall not reduce the rate of interest which this Note bears below the Maximum Rate (or if there is then no such Maximum Rate, then below the sum of the CBIR Rate plus 5%) until the total amount of the interest paid and accrued on this Note equals the amount of interest which would have been paid or accrued if the interest rate determined in accordance with Section 2(a) hereof had at all times been in effect.

         (d) All past-due payments of principal and interest under this Note shall bear interest at the Maximum Rate (or if there is no such Maximum Rate, then at the CBIR Rate plus 5%) from maturity until paid.

         3. PAYMENT OF INTEREST AND PRINCIPAL.

         (a) Interest hereunder shall be payable quarterly as it accrues on the first day of each calendar quarter commencing on January 1, 1998, and at maturity (whether by acceleration or otherwise) and after maturity on demand.

         (b) The outstanding principal hereof, plus accrued but unpaid interest to the date of payment, shall be due and payable on October 1, 2000.

         (c) The principal and interest due hereunder shall be evidenced by the Lender's records which, absent manifest error, shall be conclusive evidence of the computation of principal and interest balances owed by the Borrowers to the Lender.

         4. DEFAULT. Upon the occurrence of an Event of Default described in
Section 9.8 of the Agreement, the entire principal of and accrued interest on this Note shall forthwith be due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by the Borrowers. Should any other Event of Default occur and be continuing, the holder of this Note may, without demand or notice of its election declare the entire unpaid balance of this Note, or any part thereof, immediately due and payable, whereupon the principal of and accrued interest on such Note shall be forthwith due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by the Borrowers.

         5. WAIVER. Each surety, endorser, guarantor and any other party now or hereafter liable for the payment of this Note in whole or in part ("Surety") and the Borrowers hereby severally (a) waive grace, demand, presentment for payment, notice of nonpayment, protest, notice of protest, non-payment or dishonor, notice of intent to accelerate, notice of acceleration and all other notices (except as provided in the Agreement), filing of suit and diligence in collecting this Note or enforcing any other security with respect to same, (b) agree to any substitution, surrender, subordination, waiver, modification, change, exchange or release of any security or of the liability of any parties primarily or secondarily liable hereon, (c) agree that the Lender is not required first to institute suit or exhaust its remedies hereon against the Borrowers, any Surety or others liable or to become liable hereon or to enforce its rights against them or any security with respect to same, and (d) consent to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof.


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         6. ATTORNEYS' FEES. If this Note is not paid at maturity, regardless of how such maturity may be brought about, or is collected or attempted to be collected through the initiation or prosecution of any suit or through any probate, bankruptcy or any other judicial proceedings, or is placed in the hands of an attorney for collection, the Borrowers shall pay, in addition to all other amounts owing hereunder, all actual expenses of collection, all court costs and reasonable attorney's fees incurred by the holder hereof.

         7. LIMITATION ON AGREEMENTS. All agreements between the Borrowers and the Lender, whether now existing or hereafter arising, are hereby limited so that in no event shall the amount paid, or agreed to be paid to or charged or demanded by the Lender for the use, forbearance, or detention of money or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to this Note, exceed the Maximum Rate. If any circumstance otherwise would cause the amount paid, charged or demanded to exceed the Maximum Rate, the amount paid or agreed to be paid to or charged or demanded by the Lender shall be reduced to the Maximum Rate, and if the Lender ever receives interest which otherwise would exceed the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest, or if such excessive interest otherwise would exceed the unpaid balance of principal of this Note such excess shall be applied first to other indebtedness of the Borrowers to the Lender, and the balance, if any, shall be refunded to the Borrowers. In determining whether the interest paid, agreed to be paid, charged or demanded hereunder exceeds the highest amount permitted by applicable law, all sums paid or agreed to be paid to or charged or demanded by the Lender for the use, forbearance or detention of the indebtedness of the Borrowers to the Lender shall, to the extent permitted by applicable law, (i) be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout such term, (ii) be characterized as a fee, expense or other charge other than interest, and (iii) exclude any voluntary prepayments and the effects thereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Lender and the Borrowers in conflict herewith.

         8. GOVERNING LAW AND VENUE. This Note and the rights and obligations of the parties hereunder shall be governed by the laws of the United States of America and by the laws of the State of Texas, and is performable in Dallas County, Texas. Chapter 15 of the Texas Credit Code (Tex.Rev.Civ.Stat.Ann. art. 5069-15.01 et seq., now known as Chapter 346 of the Texas Finance Code) does not apply to this Note.

         9. BUSINESS DAY. If any action is required or permitted to be taken hereunder on a Sunday, legal holiday or other day on which banking institutions in the State of Texas are authorized or required to close, such action shall be taken on the next succeeding day which is a business day, and, to the extent applicable, interest on the unpaid principal balance shall continue to accrue at the applicable rate.

         10. AGREEMENT. This Note is the Note referred to in the Agreement, and is entitled to the benefits thereof and the security as provided for therein. Reference is made to the Agreement and the Loan Documents for a statement of the rights and obligations of the Borrowers, a description of

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



the nature and extent of the security and the rights of the parties in respect to such security, and a statement of the terms and conditions under which the due date of this Note may be accelerated.

         11. JOINT AND SEVERAL LIABILITY. The obligations of the Borrowers under this Note are joint and several in all respects.


                                        TOREADOR ROYALTY CORPORATION



                                        By: /s/ EDWARD C. MARHANKA
                                           -----------------------------------
                                                Edward C. Marhanka
                                                Vice President



                                        TOREADOR EXPLORATION & PRODUCTION
                                        INC.



                                        By: /s/ EDWARD C. MARHANKA
                                           -----------------------------------
                                                 Edward C. Marhanka
                                                 Vice President






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